Exhibit 99.1

For Immediate Release	Contacts:	Media: Nicholas Weinstock 212 852 7157
Investors: Reed Nolte 212 852 7092

Fox Entertainment Group and Fox Sports Networks Announce $905 Million Redemption of Senior Discount Notes and Senior Notes

New York, NY, July 2, 2002 : Fox Entertainment Group (NYSE: FOX) and Fox Sports Networks, LLC (formerly Fox/Liberty Networks, LLC) today announced that on August 15, 2002 Fox Sports Networks and Fox Sports Net Finance, Inc. (formerly FLN Finance, Inc.) will each redeem all of the outstanding 9 3/4% Senior Discount Notes due 2007 and all of the outstanding 8 7/8% Senior Notes due 2007. The Senior Discount Notes, with an aggregate principal amount at maturity of $405 million, and the Senior Notes, with an aggregate principal amount of $500 million, will both become due and payable on the redemption date upon surrender of the notes to the redemption agent.

The Senior Discount Notes will be redeemed at a redemption price of 104.875% of the principal amount at maturity, plus accrued and unpaid interest through the August 15 redemption date. The Senior Notes will be redeemed at a redemption price of 104.438% of the original principal amount, plus accrued and unpaid interest through the August 15 redemption date.

The redemption agent for both the Senior Discount Notes and the Senior Notes is The Bank of New York.

Fox Entertainment Group, Inc., 85% owned by The News Corporation Limited (NYSE: NWS, NWS.A), is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox had total assets as of March 31, 2002 of approximately $24 billion and total annual revenues of approximately $10 billion. The Company’s studios, production facilities and film and television library provide high-quality creative content, and the Company’s broadcasting and cable networks provide extensive distribution platforms for the Company’s programs.

For more information on Fox Entertainment Group, please visit www.fox.com.